CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Fixed to Floating Rate Notes	$15,000,000	$1,069.50

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement No. 111 Dated October 14, 2010
to Registration Statement Nos. 333-162193 and 333-162193-01
(To Prospectus Supplement Dated April 2, 2010
and Prospectus Dated April 2, 2010)
Rule 424(b)(2)

THE ROYAL BANK OF SCOTLAND N.V. Fixed-to-Floating Rate Notes Due October 2017
Issuer:	The Royal Bank of Scotland N.V.	Pricing Date:	October 14, 2010
Lead Agent:	RBS Securities Inc.	Settlement Date:	October 27, 2010
Issue Price:	100%	Maturity Date:	October 27, 2017
CUSIP:	78009KNB4	ISIN:	US78009KNB43
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer, fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Payment at Maturity:
100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the Maturity Date.  Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor.

Interest Payments:
Interest will be payable quarterly in arrears on each Interest Payment Date.  Interest payable on or prior to October 27, 2012 will accrue based on the Initial Interest Rate of 4.80% per annum.  Interest payable on each Interest Payment Date thereafter will accrue based on the Floating Interest Rate.

Interest Payment Dates:
The 27th day of each January, April, July, October, beginning January 27, 2011, or if any such day is not a Business Day, on the following Business Day, and no additional interest will accrue in respect of the delay in the interest payment. However, if an Interest Payment Date is not a Business Day, and the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.  The last Interest Payment Date will be the Maturity Date or Early Redemption Date (as defined below), as applicable.

Floating Interest Rate:
Interest payable after October 27, 2012 will be calculated based on a rate per annum equal to the sum of (a) Reference Rate and (b) 1.25%, provided that in no event will the interest payable on the Notes be more than the Maximum Interest Rate of 6.50% per annum.

Initial Interest Rate:	4.80% per annum
Maximum Interest Rate:	6.50% per annum
Reference Rate:
The Reference Rate is 3-Month USD-LIBOR-BBA.  3-Month USD-LIBOR-BBA for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Interest Determination Date (as defined in this Pricing Supplement).  If such rates do not appear on the Reuters Screen LIBOR01 Page on the Interest Determination Date, we will use another method of determining such rates as described under “Information Regarding 3-Month USD-LIBOR-BBA—Unavailability of 3-Month USD-LIBOR-BBA” in this Pricing Supplement.

Interest Determination Date	The second London Banking Day preceding an Interest Reset Date.
Interest Reset Date
The first day of each Interest Payment Period, commencing with the Interest Payment Period commencing one year following the Settlement Date of the Notes, provided that if an Interest Reset Date is not a Business Day, it will be postponed to the next succeeding Business Day.

	Price to Public	Agent’s Commission1	Proceeds to Issuer
Per Security	$15,000,000	$0	$15,000,000
Total	$15,000,000	$0	$15,000,000

 1      For additional information, see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page 6 of this Pricing Supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Notes, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Notes in market-making transactions.

RBS Securities Inc.

PRICE:  $15,000,000 PER NOTE

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V. (“RBS N.V.”) and RBS Holdings N.V have filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents that RBS N.V. and RBS Holdings N.V. have filed with the SEC for more complete information about RBS N.V., RBS Holdings N.V. and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part.  This Pricing Supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•          Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf
•          Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, “RBS N.V.,” “the Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Notes and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this pricing supplement, which will be the ninth Business Day following the Pricing Date of the Securities (this settlement cycle being referred to as “T+9”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Pricing Date or the next five succeeding Business Days will be required, by virtue of the fact that the Notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read this summary together with the more detailed information that is contained in this Pricing Supplement, the accompanying Prospectus and Prospectus Supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 6 of this Pricing Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Notes are senior notes of The Royal Bank of Scotland N.V. that have a maturity of 7 years.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

All payments on the Notes, including payment of principal at maturity, are subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor.  In other words, payments on the Notes will depend on the ability of The Royal Bank of Scotland N.V. and RBS Holdings N.V. to meet their payment obligations when due.

What will I receive at maturity of the Notes?

For each $15,000,000 principal amount of Notes, you will receive a cash payment equal to $15,000,000, and any accrued and unpaid interest on the Notes, at maturity.

Will I receive interest payments?

Yes.  Interest will be payable quarterly in arrears on the 27th day of each January, April, July, and October, commencing on January 27, 2011 (each an “Interest Payment Date”); provided, that, if such day is not a Business Day, interest will be paid on the immediately succeeding Business Day and no additional interest will accrue in respect of such delay.  However, if an Interest Payment Date is not a Business Day, and the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

How will the interest on the Notes be calculated?

One of our affiliates, RBS Securities Inc., will serve as calculation agent for the Notes, and will determine the interest payable on the Notes as follows:

•	From and including the Settlement Date and through but excluding October 27, 2012, interest on the Notes will accrue at the rate of 4.80% per annum.

•	Thereafter, interest on the Notes will accrue at a rate per annum equal to:

Reference Rate + 1.25%

However, in no event will the interest rate payable on the Notes be more than 6.50% per annum.  Because interest is paid quarterly you will receive a pro rated amount of the per annum rate.

The “Reference Rate” is 3-Month USD-LIBOR-BBA.  3-Month USD-LIBOR-BBA for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Interest Determination Date (as defined below).  If such rates do not appear on the Reuters Screen LIBOR01 Page on the Interest Determination

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

Date, we will use another method of determining such rates as described under “Information Regarding 3-Month USD-LIBOR-BBA—Unavailability of 3-Month USD-LIBOR-BBA” in this Pricing Supplement.

The “Interest Determination Date” for each Interest Payment Period will be the second London Banking Day prior to the relevant Interest Reset Date.

For each quarterly Interest Payment Period after October 27, 2012, the rate of interest payable on the Notes will be reset on the first day of such Interest Payment Period, which we refer to as an “Interest Reset Date.”

The first Interest Payment Period will commence on, and will include, the Settlement Date of the Notes and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Payment Period will commence on, and will include, an Interest Payment Date and will end on, but will exclude, the succeeding Interest Payment Date, the Early Redemption Date or the Maturity Date, as applicable.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Is the interest payable on the Notes limited in any way?

Yes.  The interest payable on the Notes on each Interest Payment Date on or prior to October 27, 2012 will be based on the Initial Interest Rate of 4.80% per annum.  Thereafter, interest payable on the Notes on any Interest Payment Date occurring after October 27, 2012 will depend on the Reference Rate on the relevant Interest Determination Date, subject to a Maximum Interest Rate of 6.50% per annum.

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $15,000,000 or in integral multiples thereof.

Is there a secondary market for the Notes?

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited.  You should be willing to hold your Notes until the Maturity Date.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

What is 3-Month USD-LIBOR-BBA and how has it performed historically?

“LIBOR” is the London interbank offered rate and is the rate of interest at which banks borrow funds from each other in the London interbank market.  “3-Month USD-LIBOR-BBA” for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date, compiled by the British Bankers’ Association, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Interest Determination Date.  If such rates do not appear on the Reuters Screen LIBOR01 Page on the Interest Determination Date, we will use another method of determining such rates as described under “Information Regarding 3-Month USD-LIBOR-BBA—Unavailability of 3-Month USD-LIBOR-BBA” in this Pricing Supplement.

We have provided below under “Information Regarding 3-Month USD-LIBOR-BBA” historical information regarding 3-Month USD-LIBOR-BBA.   We have provided this historical information to help you evaluate the behavior of the 3-Month USD-LIBOR-BBA in various periods.  Historical levels of 3-Month USD-LIBOR-BBA, however, are not indicative of future levels of 3-Month USD-LIBOR-BBA.

What else should I consider before investing the Notes?

The Notes are not suitable for all investors.  You may wish to consider the Notes if:

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

•	are willing to accept the risk that a decrease in 3-Month USD-LIBOR-BBA may result in an interest rate which is below the market interest rate for fixed rate securities with a comparable maturity; and

•	you are willing and able to hold the Notes to maturity.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What is the tax treatment of the Notes?

We intend to treat the Notes as “variable rate debt instruments” for U.S. federal income tax purposes.  Under this characterization, the Notes may be issued with OID.  Please review the section below entitled “United States Federal Income Taxation.”

You should review the section in this Pricing Supplement entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax adviser regarding the tax treatment of the Notes and whether a purchase of the Notes is advisable in light of the tax treatment and your particular situation.

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holdings N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holdings N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Notes referred to herein, and the name changes do not affect any of the terms of the Notes.  The Notes will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Notes.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Notes.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks.  We have described the most significant risks relating to the Notes under the heading “Risk Factors” in this Pricing Supplement, beginning on the next page, which you should read before making an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

RISK FACTORS

An investment in the Notes entails significant risks.  You should carefully consider the risks related to the Notes and whether these Notes are suited to your particular circumstances before deciding to purchase them.  The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Credit Risk

The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company.  As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes. This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits.  In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The Return on the Notes May Be Lower Than the Return on a Conventional Debt Security With a Comparable Maturity

After October 27, 2012, the interest rate on the Notes will be calculated based on 3-Month USD-LIBOR-BBA. 3-Month USD-LIBOR-BBA is likely to vary, perhaps by a substantial amount, over the term of the Notes.  As a result you are assuming significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, the interest rate on your Note will decrease and may be minimal. No matter how much 3-Month USD-LIBOR-BBA may rise during the term of the Notes you will never receive more than the Maximum Interest Rate. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.  The return on the Notes may be less than the returns on conventional debt securities with a comparable maturity.

As of the close of business on October 14, 2010, 3-Month USD-LIBOR-BBA as reported on Bloomberg Financial Markets was 0.28906% per annum.  If October 14, 2010 were an Interest Determination Date, the interest rate payable on the Notes for the relevant Interest Payment Period would have been 1.53906% per annum (i.e., the Reference Rate of 0.28906% + 1.25% per annum.

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent.  The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.  We cannot assure you that a trading market for your Notes will ever develop or be maintained.  There may be a limited number of buyers when you decide to sell your Notes, which may affect the price you receive for your Notes or your ability to sell your Notes at all.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market on a designated website or via Bloomberg.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.  Further, any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to 3-Month USD-LIBOR-BBA

In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in 3-Month USD-LIBOR-BBA and related interest rates, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to 3-Month USD-LIBOR-BBA and related interest rates may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning 3-Month USD-LIBOR-BBA and related interest rates from multiple sources, and you should not rely on the views expressed by our affiliates.  Neither the offering of the Notes nor any views that our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

Secondary Market Prices for the Notes, if any, Will Be Affected By Various Unpredictable Factors, and May Be Less than the Principal Amount of the Notes

It is important to note that there are many factors outside of our control that may affect the secondary market value of the Notes.  A number of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  Such factors include, but are not limited to:

•	prevailing interest rates in the market, including the level and volatility of 3-Month USD-LIBOR-BBA;

•	economic and other conditions generally, including monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events; and

•	the time remaining to the maturity of the Notes.

Some or all of these factors will influence the price that you will receive if you sell your Notes in the secondary market, if any, prior to maturity.  Thus, if you sell your Notes before maturity you may not receive back your entire principal amount.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

The issue price of the Notes includes commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  As a result, the market value of the Notes on the pricing date, as determined by reference to pricing models used by the selling agents, may be significantly less than the issue price.  Assuming no change in market conditions or any other relevant factors after the pricing date, the price, if any, at which the selling agents, any of our affiliates or another purchaser may be willing to purchase Notes in secondary market transactions will likely be lower than the issue price of the Notes, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  In addition, any such secondary prices may differ from values determined by reference to pricing models used by the selling agents.  Further, if you sell your Notes before maturity, you will likely be charged a commission for secondary market transactions, or customary bid and asked spreads.  If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

Changes in Our Credit Ratings Are Expected to Affect the Value of the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.  Credit ratings do not reflect interest rate risk, which we discuss above. Credit ratings also do not address the price, if any, at which the Notes may be resold prior to maturity (which may be

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

substantially less than the issue price of the Notes), and they are not recommendations to buy, sell or hold the Notes.  Further, any credit ratings that are assigned to the Notes may not reflect the potential impact of all risks on their market value.

Our Trading and Hedging Activities May Create Potential Conflicts of Interest

We expect to enter into transactions to hedge our obligations under the Notes, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to 3-Month USD-LIBOR-BBA or other interest rates.  We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.  Through our affiliates, we may modify our hedge position during the life of the Notes by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes may decline.

Potential Conflicts of Interest Between Holders of the Notes and the Calculation Agent

Our affiliate, RBSSI, will be the calculation agent for the Notes and, in such capacity, will determine the amount of interest to be paid on the Notes.  Under some circumstances, these duties could result in a conflict of interest between RBSSI’s status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that it would be required to make if 3-Month USD-LIBOR-BBA unavailable.  See the section entitled “Information Regarding 3-Month USD-LIBOR-BBA.”  The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we are affiliated with the calculation agent, potential conflicts of interest could arise.

No Security Interest in Securities or Other Financial Instruments Held by Us

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates. Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings’ creditors generally and will not be available specifically for the benefit of the holders of the Notes.

Certain Aspects of the U.S. Federal Income Tax Consequences of the Notes are Uncertain, and May be Adverse to a Holder of the Notes

No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes.  As a result, certain aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under the section entitled “United States Federal Income Taxation.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income or loss with respect to the Notes may differ.  No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made herein. Please read carefully the section below entitled “United States Federal Income Taxation.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

INFORMATION REGARDING 3-MONTH USD-LIBOR-BBA

General

LIBOR stands for London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market. 3-Month USD-LIBOR-BBA is the rate of interest which banks in London charge each other for loans for a period of three months.

“3-Month USD-LIBOR-BBA” for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date, compiled by the British Bankers’ Association, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Interest Determination Date.

Unavailability of 3-Month USD-LIBOR-BBA

If 3-Month USD-LIBOR-BBA does not appear on the Reuters Screen LIBOR01 as of 11.00 a.m., London time, on the Interest Determination Date, the calculation agent will determine 3-Month USD-LIBOR-BBA as if USD-LIBOR Reference Banks was the applicable rate.

“USD-LIBOR-Reference Banks” refers to a rate determined by the calculation agent on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London interbank market (referred to as “Reference Banks”), which may include us or our affiliates, at approximately 11:00 a.m. London time, on the relevant Interest Determination Date for the designated period commencing on the Interest Reset Date related to that Interest Determination Date and in a designated amount.

The calculation agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If at least two of those quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for loans in U.S. dollars to leading European banks for a designated period commencing on that Interest Reset Date and in a designated amount.

“Designated period” means three months.

“Designated amount” refers to an amount that is representative for a single transaction in the relevant market at the relevant time, as determined by the calculation agent.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

Historical Information

The table below sets forth month-end historical levels of 3-Month USD-LIBOR-BBA as reported on Bloomberg Financial Markets for the period from January 2005 to October 14, 2010.  The levels of 3-Month USD-LIBOR-BBA for the Notes on the relevant Interest Determination Dates will be the values that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Interest Determination Date.

The historical levels of 3-Month USD-LIBOR-BBA should not be taken as an indication of future levels of 3-Month USD-LIBOR-BBA. 3-Month USD-LIBOR-BBA may not increase or decrease over the term of the Notes in accordance with any of the trends depicted by the historical information in the table below.  Moreover, the size and frequency of any fluctuations in 3-Month USD-LIBOR-BBA over the term of the Notes may be significantly different from those indicated in the table. You cannot predict the future performance of the Notes or of 3-Month USD-LIBOR-BBA based on the historical levels of 3-Month USD-LIBOR-BBA.  Neither we nor Holdings can guarantee that the level of 3-Month USD-LIBOR-BBA will increase so that you will receive a higher interest rate for any Interest Payment Period over the term of the Notes.

	2005	2006	2007	2008	2009	2010

January	2.75000	4.68000	5.36000	3.11188	1.18438	0.24906
February	2.92000	4.82250	5.34813	3.05750	1.26438	0.25169
March	3.12000	5.00000	5.35000	2.68813	1.19188	0.29150
April	3.21000	5.13000	5.35500	2.85000	1.01625	0.34656
May	3.33750	5.23813	5.36000	2.68063	0.65625	0.53625
June	3.51625	5.48063	5.36000	2.78313	0.59500	0.53394
July	3.70000	5.46563	5.35866	2.79125	0.47938	0.45375
August	3.87000	5.39750	5.62125	2.81063	0.34750	0.29563
September	4.06500	5.37000	5.22875	4.05250	0.28688	0.29000
October	4.26000	5.37063	4.89375	3.02625	0.28063	*0.28906
November	4.42000	5.37000	5.13125	2.21688	0.25656
December	4.53625	5.36000	4.70250	1.42500	0.25063

*Through October 14, 2010.

Disclaimer by Us, Holdings and the Calculation Agent

All information in this Pricing Supplement relating to 3-Month USD-LIBOR-BBA has been derived from Bloomberg Financial Markets and other public sources.  Neither we nor Holdings nor the calculation agent has independently verified any such information.  Neither we nor Holdings nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of 3-Month USD-LIBOR-BBA.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, for any Interest Payment Date commencing after October 27, 2012 (prior to which interest is payable at the Initial Interest Rate), the Notes will pay interest on each Interest Payment Date at a per annum interest rate calculated based on the sum of the Reference Rate and 1.25%.  The following illustrates the process by which the calculation agent will determine the interest rate and interest payment amount for all Interest Payment Dates commencing after October 27, 2012.

These examples are for illustration only.  The actual interest payable on the Notes will depend on the actual level of 3-Month USD-LIBOR-BBA on the applicable Interest Determination Dates during the term of the Notes.

Example 1

If, on a hypothetical Interest Determination Date, 3-Month USD-LIBOR-BBA was 6.75000%, then the floating interest rate for that Interest Payment Period would be calculated as follows:

Reference Rate + 1.25% per annum = Floating Interest Rate
6.75000% + 1.25% per annum = 8.00000% per annum

           Since the floating interest rate cannot be more than the Maximum Interest Rate of 6.50%, the interest payment for that hypothetical Interest Payment Period would be calculated using the floating interest rate of 6.50%, as follows:

$15,000,000 x 6.50000% x 90 = $243,750 per Note
360

Example 2

If, on a hypothetical Interest Determination Date, 3-Month USD-LIBOR-BBA was 1.75000%, then the floating interest rate for that Interest Payment Period would be calculated as follows:

Reference Rate + 1.25% per annum = Floating Interest Rate

1.75000% + 1.25% per annum = 3.00000% per annum

           The quarterly interest payment for that hypothetical Interest Payment Period would be calculated using the floating interest rate of 3.00%, as follows:

$15,000,000 x 3.00000% x 90 = $112,500 per Note
360

Example 3

If, on a hypothetical Interest Determination Date, 3-Month USD-LIBOR-BBA was 0.15000%, then the floating interest rate for that Interest Payment Period would be calculated as follows:

Reference Rate + 1.25% per annum = Floating Interest Rate

0.15000% + 1.25% per annum = 1.40000% per annum

           The quarterly interest payment for that hypothetical Interest Payment Period would be calculated using the floating interest rate of 1.40000%, as follows:

$15,000,000 x 1.40000% x 90 = $52,500 per Note
360

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

DESCRIPTION OF THE NOTES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount:	$15,000,000

Issue Price	100% ($15,000,000 principal amount per Note)

Settlement Date	October 27, 2010

Maturity Date
October 27, 2017; provided that if such day is not a Business Day then such day will be the next succeeding Business Day unless such day falls in the following month in which case it will be the preceding Business Day.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

London Banking Day	Any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Payment at Maturity	100% of the principal amount, plus any accrued and unpaid interest to, but excluding, the Maturity Date.

Specified Currency	U.S. Dollars

Denominations	The Notes may be purchased in denominations of $15,000,000, which we refer to as the principal amount, and integral multiples thereof.

Form of Notes	The Notes will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Notes, when and as they shall become due and payable, whether at maturity upon acceleration or redemption, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Determination Date	The second London Banking Day preceding an Interest Reset Date.

Interest Reset Dates
The first day of each Interest Payment Period, commencing with the Interest Payment Period commencing one year following the Settlement Date of the Notes, provided that if an Interest Reset Date is not a Business Day, it will be postponed to the next succeeding Business Day.

Interest Payment Dates
The 27th day of each January, April, July and October beginning January 27, 2011, provided that if any such day is not a Business Day, then the Interest Payment Date will be the next succeeding Business Day unless such day falls in the following month, in which case the Interest Payment Date will be the preceding Business Day; provided further that the final Interest Payment Date shall be the Maturity Date or the Early Redemption Date, as applicable.

Interest Payment Periods
The first Interest Payment Period will commence on, and will include, the Settlement Date of the Notes and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Payment Period will commence on, and will include, an Interest Payment Date and will end

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

on, but will exclude, the succeeding Interest Payment Date or the Maturity Date, as applicable.

Interest Payment	For each $15,000,000 principal amount of Notes, the Interest Payment will be calculated for each quarterly Interest Payment Period as follows:

                                                            $15,000,000 × Interest Rate × 90
                                                           360

For the first 8 quarterly Interest Payment Periods the interest rate will be the Initial Interest Rate.  Thereafter the interest rate will adjust quarterly and be equal to the Floating Interest Rate.  Interest will be paid in arrears.

Interest Rate	The Calculation Agent will determine the Interest Rate per annum applicable to each Interest Payment Period on the immediately preceding Interest Determination Date based on the Interest Rate Formula.

Initial Interest Rate	4.80%

Floating Interest Rate	Reference Rate + 1.25%

Maximum Interest Rate	6.50%

Interest Rate Formula	On each Interest Payment Date on or prior to October 27, 2012, the Initial Interest Rate of 4.80%.

On each Interest Payment Date after October 27, 2012, the Interest Rate per annum will be equal to the sum of (1) the Reference Rate and (2) 1.25%; provided that the Interest Rate will never be more than the Maximum Interest Rate of 6.50%.  Interest will be computed ion the basis of a 360-day year consisting of twelve 30-day months.

Reference Rate
3-Month USD-LIBOR-BBA. 3-Month USD-LIBOR-BBA for purposes of the Notes is the rate for deposits in U.S. Dollars for a period of three months commencing on the relevant Interest Reset Date that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the day that is two London Banking Days preceding the relevant Interest Reset Date.  If that rate does not appear on the Reuters Screen “LIBOR01” the rate for that period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the floating rate option.

USD-LIBOR-Reference Banks
USD-LIBOR-Reference Banks means that rate determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London interbank market (referred to as “Reference Banks”) at approximately 11:00 a.m. London Time, on the day that is two London Banking Days preceding that Interest Reset Date to prime banks in the London interbank market for a designated period commencing on that Interest Reset Date and in a designated amount.  The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If at least two of those quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for loans in U.S.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

dollars to leading European banks for a designated period commencing on that Interest Reset Date and in a designated amount.

Designated period	3 months.

Designated amount	As determined by the calculation agent, an amount that is representative for a single transaction in the relevant market at the relevant time, as determined by the calculation agent.

Trustee	Wilmington Trust Company

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Notes as may be necessary in order that the net payment of the principal of the Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Notes to be then due and payable.

Book Entry
The indenture for the Notes permits us at anytime and in our sole discretion to decide not to have any of the Notes represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

UNITED STATES FEDERAL INCOME TAXATION

Notice Under U.S. Treasury Department Circular 230:  The tax discussions contained in this discussion or any other document referenced herein were not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. These discussions were written to support the promotion or marketing of the transactions or matters addressed in this Pricing Supplement.

The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This section supplements the discussion in the accompanying prospectus supplement under the heading "United States Federal Income Taxation" and should be read in conjunction with, and is qualified by in its entirety, that discussion.  To the extent inconsistent, the following discussion supersedes the discussion in the prospectus supplement.

This discussion only applies to U.S. holders (as defined in the accompanying prospectus supplement) that are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  In particular, this summary is directed solely to U.S. holders that will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.  This summary assumes that the issue price of the Notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

We intend to treat the Notes as “variable rate debt instruments” providing for stated interest at a single fixed rate followed by a qualified floating rate for U.S. federal income tax purposes.  Under Treasury regulations applicable to such instruments, you generally will be required to account for interest on the Notes as described below.  You will be required to convert the Notes into an “equivalent fixed rate debt instrument,” apply the general rules applicable to fixed rate debt instruments (i.e. the OID rules), and make appropriate adjustments for actual interest payments on the Notes.  The Notes will be converted into the equivalent fixed rate debt instrument by (i) replacing the initial fixed rate by a qualified floating rate that would preserve the fair market value of the Notes, and (ii) determining the fixed rate substitute for each floating rate.  The fixed rate substitute for each qualified floating rate is the value of the rate on the issue date of the Notes.  The equivalent fixed rate debt instrument is the hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes in lieu of the rates on the Notes.  Under these rules, the equivalent fixed rate debt instrument will have stated interest equal to the fixed rate substitutes.  The amount of OID is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is taken into account as if the holder held the equivalent fixed rate debt instrument.  Please see the discussion in the accompanying prospectus supplement under the section entitled “United States Federal Income Taxation – Tax Consequences to U.S. Holders – Original Issue Discount” for a discussion of these rules. Accordingly, under the OID rules, we expect that the Notes may be issued with OID.  Qualified stated interest and OID, if any, allocable to an accrual period must be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period.  Otherwise, this increase or decrease is an adjustment to OID, if any, for the accrual period.

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates, and trusts, will be subject to an additional 3.8% Medicare tax on unearned income.  For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.  U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Notes.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return beginning in taxable years after 2010.  Holders are urged to consult their own tax advisors regarding such requirements with respect to the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

USE OF PROCEEDS

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.  The issue price of the Notes includes the selling agents’ commissions (as shown on the cover page of this Pricing Supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed our affiliate RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes.

RBSSI is an affiliate of ours and RBS Holdings N.V.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as broker-dealer.  RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use the Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Notes.  See “Use of Proceeds” above.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed-to-Floating Rate Notes Due October 2017

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).  A fiduciary of a Plan should consider fiduciary standards under ERISA (or, in the case of a Non-ERISA Arrangement, any requirements under Similar Law) in the context of the particular circumstances of that Plan or Non-ERISA Arrangement before authorizing an investment in the Notes.  A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the Plan or Non-ERISA Arrangement.  In addition, a fiduciary should consider whether the acquisition of Notes may result in any non-exempt transactions prohibited by Section 406 of ERISA, Section 4975 of the Code, or any provision of Similar Law.  Each purchaser of the Notes and each fiduciary who causes any entity to purchase or hold a Note shall be deemed to have represented and warranted, on each day such purchaser holds a Note, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.